December 20, 1993




Patricia M. Wild
617 Stratford Drive
Moorestown, NJ 08057

Dear Ms. Wild:

This letter will serve to confirm our understanding and agreement pursuant to which Trump's Castle Associates
("TCA)" has agreed to employ you, and you have agreed to be employed by TCA for the Term defined and set forth in Paragraph 2:

1.   You shall be employed by TCA in the capacity of Senior
     Vice President/General Counsel reporting to the President/Chief Operating Officer, to perform such duties as are commonly attendant upon such office and such other duties as may be specified, from time to time, by TCA.

2. Your employment with TCA shall commenced on December 6, 1993 and continue for a period of one (1) year thereafter. Commencing on December 13, 1993 and on the last day of each week thereafter, the Term shall be automatically extended for one (1) week so that at all time the Term during the duration of this Agreement shall be an unexpired period of twelve (12) months. (The last day of the Term as from time to time extended is hereinafter referred to as the "Expiration Date".) TCA may elect to terminate the automatic extension of the Term set forth herein by giving you thirty (30) days prior written notice of such election. Upon the giving of such notice, your employment under this Agreement shall terminate on the Expiration Date (as last extended). In the event of such notice, TCA may, in its sole discretion, offer to either continue your employment through the Expiration
     Date, pay you the full amount of your salary through the Expiration Date, or continue your employment for a period of time less than the Expiration Date with the payment of the remainder of your salary through the Expiration Date.

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Patricia M. Wild
December 20, 1993




3. a. During the term of this Agreement, you shall be paid an annual base salary at the rate of One Hundred
     Fifteen Thousand ($115,000) Dollars, payable periodically in accordance with TCA's regular payroll practices.

     b. You shall be entitled to participate in TCA's executive bonus program in such form and at such levels as TCA, in its sole and absolute discretion, may hereafter elect to provide similarly situated executives. You may also be entitled to receive a discretionary bonus in TCA's sole and absolute discretion.

     c.  As of May 9, 1994, you shall be entitled to three
     (3) weeks vacation. Thereafter, you will earn vacation in accordance with TCA's regular policy therefor, using May 8, 1989, your first date of employment at Trump Plaza Hotel and Casino, as your vacation eligibility date.

4. On the first anniversary of your employment with TCA and on all subsequent anniversary dates, your annual salary will be reviewed in accordance with TCA's regular policies therefor. Any increase of your annual salary shall be in TCA's sole and absolute discretion.

5. You shall be afforded coverage under TCA's employee insurance programs in such form and at such levels as TCA, in its sole and absolute discretion, may hereafter elect to provide for similarly situated executives.

6. a. You shall be entitled to participate in TCA's executive benefit programs in such form and at such levels as TCA, in its sole and absolute discretion, may hereafter elect to provide similarly situated executives.

     b. You shall, in addition to monetary compensation, receive a car allowance of Seven Hundred Fifty ($750)
     Dollars per month.

7. You hereby agree that throughout the term of this Agreement you shall devote your full time, attention

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Patricia M. Wild
December 20, 1993




     and efforts to TCA's business and shall not, directly or indirectly, work for, consult with or otherwise engage in any other activities of a business nature for any other person or entity, without TCA's prior written consent. Notwithstanding this Paragraph, you may engage in court-ordered pro bono publico legal representation, so long as such representation does not conflict with your representation of TCA.

8. You acknowledge that you have access to information which is proprietary and confidential to TCA. This information includes, but is not limited to, (1) the identity of customers and prospects, (2) names, addresses and telephone numbers of individual contacts, (3) pricing policies, marketing strategies, product strategies and methods of operation, and (4) expansion plans, management policies and other business strategies and policies. You acknowledge and understand that this information must be maintained in strict confidence in order for TCA to protect its business and its competitive position in the marketplace. Accordingly, both during and after termination your employment, you agree that you will not disclose any of this information for any purpose or remove materials containing this information from TCA's premises.

9. You represent to TCA that there are no restrictions or agreements to which you are a party which would be violated by our execution of this Agreement and your employment hereunder.

10. You hereby agree to comply with all of the rules, regulations, policies and/or procedures adopted by TCA during the term of this Agreement, as well as all applicable state, federal and local laws, regulations and ordinances.

11.  You hereby represent that you presently hold the New
     Jersey Casino Control Commission license required in connection with your employment hereunder and will take appropriate steps to renew said license in a timely manner.

12. You hereby understand and acknowledge that TCA may terminate this Agreement in the event your Casino

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Patricia M. Wild
December 20, 1993




     Control Commission license is terminated and/or suspended or revoked by the Commission or if you shall commit an act constituting "Cause", which is defined to mean the following: a breach by you of any of the provisions of this Agreement or any employee conduct rules; an act of dishonesty; the deliberate and intentional refusal by you to perform your duties hereunder; illegal drug use or addiction; your disability, which is defined to be any condition prohibiting you from performing your duties hereunder for a period in excess of thirty (30) days; or your death. In the event of a termination pursuant to this paragraph, TCA shall pay to you your salary earned to the date of termination and shall have no further liability or obligation to you under this Agreement.

13. TCA shall indemnify, defend and hold you harmless, including the payment of reasonable attorney fees, if TCA does not directly provide your defense, from and against any and all claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron or member of the general public with respect to any claim which asserts as a basis, any acts, omissions or other circumstances involving the performance of your employment duties hereunder unless such claim is based upon your gross negligence or any willful and/or wanton act.

14.  You represent that you are a citizen of the United
     States or that you possess the proper visa and/or work permits necessary to perform your functions hereunder.

15. You acknowledge that it would be extremely difficult to measure the damages that might result from any breach by you of your promises in Sections 7 and 8 of this Agreement and that a breach may cause irreparable injury to TCA which could not be compensated by money damages. Accordingly, TCA will be entitled to enforce this Agreement by obtaining a court order prohibiting you (and any others involved) from breaching this Agreement. If a court decides that any part of this Agreement is too broad, the court may limit that part and enforce it as limited.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey

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Patricia M. Wild
December 20, 1993





     and in any lawsuit involving this Agreement, you consent to the jurisdiction and venue of any state or federal court located in New Jersey. This Agreement represents the entire agreement between the parties and may not be modified or amended without the written agreement of both parties. This Agreement supersedes all other agreements between the parties.

If the foregoing correctly sets forth our understanding, kindly sign and return to me the duplicated copy of this letter enclosed herewith.

Very truly yours,

TRUMP'S CASTLE ASSOCIATES
                                   Agreed & Consented to:


By: ROGER P. WAGNER                       PATRICIA M. WILD
    ---------------                       ---------------------------
    Roger P. Wagner                       Patricia M. Wild

President/Chief Operating Officer         ---------------------------
                                           12/22/93
                                             Date

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